                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy                               [X] Definitive Proxy
   Statement                                           Statement
[_] Confidential, for Use                           [_] Definitive Additional
   of the Commission Only                              Materials
   (as permitted by Rule                            [_] Soliciting Material
   14a-6(e)(2))                                        Pursuant to Rule 14a-
                                                       11(c) or Rule 14a-12

                            TIME WARNER TELECOM INC.
                  ------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

  ----------------------------------------------------------------------------
2) Aggregate number of securities to which transaction applies:

  ----------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  ----------------------------------------------------------------------------
4) Proposed maximum aggregate value of transaction:

  ----------------------------------------------------------------------------
5) Total fee paid:

  ----------------------------------------------------------------------------
[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1) Amount previously paid:

  ----------------------------------------------------------------------------
2) Form, Schedule or Registration No.

  ----------------------------------------------------------------------------
3) Filing party:

  ----------------------------------------------------------------------------
4) Date filed:

  ----------------------------------------------------------------------------

                          [Time Warner Telecom Logo]
                           10475 Park Meadows Drive
                           Littleton, Colorado 80124

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

To the Stockholders of Time Warner Telecom Inc.:

   We will hold the Annual Meeting of Stockholders of Time Warner Telecom Inc. (the "Company") at the Inverness Hotel, 200 Inverness Drive West, Englewood, Colorado 80112, on Friday, June 28, 2002, at 9:00 a.m., MDT.

   The meeting's purpose is to:

  1. Elect nine directors;

  2. Ratify the appointment of Ernst & Young LLP as the Company's independent auditors for 2002; and

  3. Consider any other matters that properly come before the meeting and any adjournments.

   Only stockholders of record of Class A and Class B common stock at the close of business on April 30, 2002 are entitled to receive notice of and to vote at the meeting. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. A list of the stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose relevant to the meeting. The list will also be available on the same basis for ten days prior to the meeting at our principal executive office, 10475 Park Meadows Drive, Littleton, Colorado 80124.

   If you wish to vote shares held in your name in person at the meeting, please bring your proxy card or proof of identification to the meeting. If you hold your shares in street name (that is, through a broker or other nominee), you must request a proxy card from your broker in order to vote in person at the meeting. If you plan to attend in person, please advise us no later than June 14, 2002 by calling 303-566-1692 or by sending an email to ir@twtelecom.com. We may ask each stockholder to present valid picture identification, such as a driver's license or passport. If you hold the Company's stock in brokerage accounts, you must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

   We have enclosed the Company's 2001 annual report, the 2001 Form 10-K, and the proxy statement with this notice of annual meeting.

   Please vote, sign, and mail the enclosed proxy card as soon as possible to assure you are represented at the meeting. We have enclosed a return envelope, which requires no postage if mailed in the United States, for that purpose. The Board of Directors is soliciting your proxy.

                                          BY ORDER OF THE BOARD OF DIRECTORS

/s/ Paul B. Jones

                                          Paul B. Jones
                                          Senior Vice President--General
                                           Counsel and
                                          Regulatory Policy and Secretary

May 24, 2002

                     PLEASE VOTE. YOUR VOTE IS IMPORTANT.

                           TIME WARNER TELECOM INC.
                           10475 Park Meadows Drive
                           Littleton, Colorado 80124

                        Annual Meeting of Stockholders
                                Proxy Statement

Annual Meeting             June 28, 2002
                           9:00 a.m., MDT

Location                   Inverness Hotel
                           200 Inverness Drive West
                           Englewood, Colorado 80112

Record Date                Close of business on April 30, 2002. If you were a
                           stockholder at that time, you may vote at the meeting. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to 10 votes. You may not cumulate votes. On April 15, 2002, 48,824,191 shares of our
                           Class A common stock and 65,936,658 shares of our Class B common stock, for a total of 114,760,849 shares of common stock, were outstanding. As of April 15, 2002, the holders of Class B common stock have approximately 93.1% of the voting power of the Company. As a result, holders of the Class B common stock have the ability to control all matters requiring stockholder approval, including the election of directors.

Agenda                     1. Elect nine directors.

                           2. Ratify the appointment of Ernst & Young LLP as
                              our independent auditors for 2002.

                           3. Any other proper business.

Proxies Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies "for" the Board of Directors' nominees and "for" agenda item 2. The Board of Directors or proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the Board of Directors or proxy holders will vote for a person whom they believe will carry on our present policies.

Proxies Solicited By       The Board of Directors.

First Mailing Date         We anticipate the first mailing of this proxy
                           statement on or about May 24, 2002.

Revoking Your Proxy        You may revoke your proxy before it is voted at the
                           meeting. To revoke your proxy, follow the procedures listed on page 25 under "Voting
                           Procedures / Revoking Your Proxy."

Solicitation Costs         We will pay the costs of soliciting proxies from
                           stockholders.

                     PLEASE VOTE. YOUR VOTE IS IMPORTANT.

                       Proposal 1--Election of Directors

   The Board of Directors currently has nine positions. Proxy holders will vote for the nine nominees listed below. All nominees are currently members of the Board of Directors except for Mary Agnes Wilderotter whose term will begin September 1, 2002, and their terms will continue until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. Each of the nominees has consented to serve on the Board of Directors until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. If any nominee is unable to serve as a director, the current Board of Directors may designate a substitute nominee and the proxies will vote all valid proxies for the election of the substitute nominee.

   The following nominees, other than the independent nominees, Bruce Claflin, Theodore Schell, and Mary Agnes Wilderotter, have been nominated by affiliates of AOL Time Warner Inc., Advance Telecom Holdings Corporation, and Newhouse Telecom Holdings Corporation, the Class B Stockholders of the Company with nominating rights. See "Certain Relationships and Related Transactions-- Stockholders' Agreement." Pursuant to a Stockholders' Agreement among the Class B Stockholders and the Company, each Class B Stockholder has agreed to vote its shares of Class B common stock in favor of the following nominees. Since the Class B Stockholders represent approximately 93.1% of the voting power of the Company, their vote in favor of the nominees will be sufficient to elect these nominees regardless of the vote of any other stockholders. The nine nominees who receive the greatest number of votes cast for the election of directors by holders of shares will become our directors. A vote withheld from a nominee in the election of directors will be excluded from the vote and will have no effect.

Board Nominees
-------------------------------------------------------------------------------

                       Director
 Name and Age            Since   Principal Occupation and Other Information
-----------------------------------------------------------------------------------
 Larissa L. Herda (43) July 1998 Chairman of the Company since June 2001. President and Chief Executive Officer of the Company since
                                 June 1998.

                                 Senior Vice President Sales of the Company from
                                 March 1997 to June 1998.

                                 Employed by MFS Telecom, Inc., a competitive local
                                 exchange carrier, from 1989 to 1997, most recently
                                 as Southeast Regional Vice President and General
                                 Manager.

                                 Director of Agilera, an application service
                                 provider which is a joint venture among CIBER,
                                 Inc., Verio, Inc., and Centennial Ventures, since
                                 November 2000.
-----------------------------------------------------------------------------------
 Glenn A. Britt (53)   July 1998 Chairman and Chief Executive Officer of Time
                                 Warner Cable since August 2001; President of Time
                                 Warner Cable since January 1999. Chief Executive
                                 Officer and President of Time Warner Cable
                                 Ventures, a division of Time Warner Cable, prior
                                 to January 1999.

                                 Vice President of the Company and non-executive
                                 Chairman of the Board of Directors from July 1998
                                 to June 2001.
-----------------------------------------------------------------------------------

 Name and Age           Director Since Principal Occupation and Other Information
----------------------------------------------------------------------------------------
 Bruce L. Claflin (50)  August 1999    President and Chief Executive Officer of 3Com
                                       Corporation since January 2001. President and
                                       Chief Operating Officer of 3Com Corporation,
                                       September 1998 to December 2000.

                                       Senior Vice President and General Manager, Sales
                                       and Marketing at Digital Equipment Corporation
                                       from July 1997 to June 1998.

                                       Vice President and General Manager--Personal
                                       Computer Business Unit at Digital Equipment
                                       Corporation from October 1995 to June 1997.

                                       Senior management and executive positions at
                                       International Business Machines Corporation from
                                       April 1973 to October 1995.
----------------------------------------------------------------------------------------
 Richard J. Davies (54) October 1998   Senior Vice President, Corporate Development of
                                       Time Warner Cable since January 1999.

                                       Senior Vice President of Time Warner Cable
                                       Ventures from June 1996 to December 1998.

                                       Chief Financial Officer of the Company from March
                                       1993 to June 1996.
----------------------------------------------------------------------------------------
 Spencer B. Hays (57)   October 1999   Senior Vice President and Deputy General Counsel
                                       of AOL Time Warner Inc. since its formation on
                                       January 11, 2001. Prior to that time, Vice
                                       President and Deputy General Counsel of Time
                                       Warner Inc., since its formation in 1990.

                                       Prior to 1990 employed in various capacities by
                                       Time Warner Inc.'s predecessor, Warner
                                       Communications Inc., most recently as Senior Vice
                                       President and General Counsel.
----------------------------------------------------------------------------------------
 Lisa A. Hook (44)      August 1999(1) President of AOL Anywhere since August 2001 and
                                       President of AOL Broadband since May 2002.

                                       Senior Vice President and Chief Operating Officer
                                       of AOL Mobile from October 2000 to July 2001.
                                       Senior Vice President of AOL Mobile from April
                                       2000 to September 2000.

                                       Director and major shareholder representative of
                                       Classic Communications, a cable television
                                       operator, since 1999.

                                       Principal of Brera Capital Partners, a private
                                       equity firm, from 1998 to 2000.

                                       Director of Roberts Radio, a small market radio
                                       consolidator, from 1997 to 2000.

                                       Principal of Alpine Capital, a private equity
                                       firm, from 1996 to 1998.
----------------------------------------------------------------------------------------

                         Director
 Name and Age            Since         Principal Occupation and Other Information
-----------------------------------------------------------------------------------------
 Robert J. Miron (64)    July 1998     President of Advance/Newhouse Communications since
                                       April 1995.

                                       President of Newhouse Broadcasting Corporation
                                       from October 1986 to April 1995.
-----------------------------------------------------------------------------------------
 Theodore H. Schell (57) February 2001 General Partner, APAX Partners, Inc., an
                                       investment company, since 2000.

                                       Senior Vice President, Strategy and Corporate
                                       Development, Sprint Corporation from July 1999 to
                                       June 2001.

                                       President and CEO of Realcom Communications
                                       Corporation, an integrated provider of voice and
                                       data telecommunications services, from June 1983
                                       to June 1988.

                                       Director of Upoc, Inc., a mobile wireless network
                                       company, since January 2001.

                                       Director of Webley Systems, Inc., an integrated
                                       messaging company, since 2001.

                                       Director of FLAG Telecom, a global communications
                                       company, since April 2001.
-----------------------------------------------------------------------------------------
 Mary Agnes Wilderotter                President and Chief Executive Officer, Wink
  (47)                                 Communications, Inc. since January 1997.

                                       Executive Vice President of National Operations
                                       and Chief Executive Officer of the Aviation
                                       Communications Division of AT&T Wireless Services,
                                       Inc. from August 1995 to December 1996.

                                       Senior Vice President of McCaw Cellular
                                       Communications, Inc. and Regional President of the
                                       California/Nevada/Hawaii Region from October 1991
                                       to August 1995.

                                       Director of American Tower Corporation, an
                                       infrastructure provider for wireless Internet and
                                       broadcasting industries, since August 1998.

                                       Director of Anixter International, a
                                       communications products distributor, since
                                       February 2002.

                                       Director of Electric Lightwave, Inc., an
                                       integrated communications provider, since May
                                       1997.(2)

                                       Director of the McClatchy Company, a newspaper and
                                       Internet publisher, since January 2001.

                                       Director of Airborne Express, an air express and
                                       air freight company, since August 1996.

                                       Director of Gaylord Entertainment, a hospitality
                                       and entertainment company, since January 1998.

--------
(1) Ms. Hook resigned as an independent director on January 11, 2001 and was re-elected to the Board of Directors on February 7, 2001 as an AOL Time Warner Inc. nominee.
(2) Ms. Wilderotter plans to resign from this position prior to the commencement of her term as a director of the Company on September 1, 2002.

Vote Required

   Approval of the election of the nominees to the Board requires a plurality of the votes cast at the meeting of stockholders by the holders of shares of Class A common stock of the Company and Class B common stock of the Company, voting together as a single class.

           THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THESE NOMINEES.

        Proposal 2: Ratification of Appointment of Independent Auditors

   We ask that you approve the following resolution on the appointment of our independent auditors:

   RESOLVED, that the stockholders ratify the appointment of Ernst & Young LLP to audit the accounts of the Company and its subsidiaries for the fiscal year 2002.

   Ernst & Young LLP has audited our accounts since the organization of our predecessor, Time Warner Telecom LLC, and prior to that time, audited our accounts as a division of Time Warner Entertainment Company, L.P. The Board of Directors appointed them as our independent auditors for 2002, upon recommendation of the Audit Committee. We expect that a representative of Ernst & Young LLP will attend the meeting, respond to appropriate questions, and be given an opportunity to speak.

   The following is a description of the fees billed to the Company by Ernst & Young LLP during the year ended December 31, 2001:

Audit Fees

  Professional services rendered for the audit of the Company's annual financial statements for the year 2001 and the reviews of the financial statements included in the Company's quarterly reports on
  Form 10-Q during 2001                                                 $216,345

Financial Information Systems Design and Implementation Fees                  $0

All Other Fees

Internal audit outsourcing services                                     $119,384

Consulting, transition, and estate services related to the acquisition
   of the assets of GST Telecommunications, Inc.                        $254,495

Audit related fees:
  SEC registration statements, SEC Form 8-K filings, and private
  placements and related comfort letters.                               $110,679

Other                                                                   $ 89,697
                                                                        --------
    Total Other Fees                                                    $574,255
                                                                        ========

   The Audit Committee of the Board has considered whether the provision of the services covered under the "All Other Fees" heading is compatible with maintaining the accountants' independence.

Vote Required

   Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for 2002 requires the affirmative vote of a majority of the votes cast at a meeting of stockholders by the holders of shares of Class A common stock of the Company and Class B common stock of the Company, voting together as a single class.

                 THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE
             RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
                AS THE COMPANY'S INDEPENDENT AUDITORS FOR 2002.

                               BOARD INFORMATION

Structure

   Our directors are elected annually. Under the terms of the Stockholders' Agreement among the Company's Class B Stockholders, the Board of Directors may have up to nine directors. The Class B Stockholders are subsidiaries of AOL Time Warner Inc., Advance Telecom Holdings Corporation, and Newhouse Telecom Holdings Corporation. As a result of a public offering of a portion of its predecessor's shares of common stock in May 2000 and the conversion of its remaining Class B shares to Class A common stock in June 2001, AT&T Corp. no longer has the right to select any nominees to the Board of Directors. At each Annual Meeting of Stockholders at which directors are elected, the Class B Stockholders will vote their shares in favor of the following nominees:

  .  up to five nominees selected by the holders of Class B common stock;

  .  the Chief Executive Officer of the Company; and

  . three nominees selected by the Nominating Committee who are neither employed by nor affiliated with the Company or any holder of Class B common stock.

   See "Certain Relationships and Related Transactions -- Stockholders' Agreement." Independent director William S. Schleyer resigned from the Board effective November 30, 2001 and Mary Agnes Wilderotter was nominated to stand for election to the Board as an independent director to fill the vacancy left by Mr. Schleyer for a term commencing on September 1, 2002. The holders of the Class A common stock do not have the right, as a class, under the Company's Restated Certificate of Incorporation to nominate any individuals for election to the Board of Directors.

Meetings

   In 2001, the Board of Directors held a total of nine meetings, and also acted from time to time by unanimous written consent. Each director, except Ms. Hook and Mr. Schleyer, attended at least 75% of all Board and applicable committee meetings during 2001.

Committees

   The Audit Committee reviews the internal accounting and financial controls for the Company and the accounting principles and auditing practices and procedures to be employed in preparation and review of financial statements of the Company. It also makes recommendations to the Board of Directors regarding the appointment of the Company's independent auditors and the scope of their audit. The Audit Committee members communicate with each other through formal meetings, telephonically, and via email. The committee held six meetings in 2001 and held additional telephonic meetings each quarter to review the Company's quarterly earnings releases. In addition, the Audit Committee reviewed all quarterly reports on Form 10-Q and the Form 10-K annual report prior to filing. The members in 2001 were the three independent directors, Mr. Claflin, Mr. Schell, and Mr. Schleyer. As a result of the changes in the Board membership described under "Structure" above, the members as of May 2002 are the independent directors, Messrs. Claflin and Schell. Ms. Wilderotter will become a member of the Audit Committee on September 1, 2002 when her term as a director of the Company commences. The Audit Committee's charter was amended as of April 3, 2002. The amended charter appears as Appendix A to this proxy statement. The members of the Audit Committee are independent as defined under Rule 4200 (a) (15) of the National Association of Securities Dealers, Inc.

   The Human Resources and Benefits Committee determines the salary, bonus, and other compensation for the Company's senior management personnel and makes recommendations with respect to grants of options and other grants of Company equity securities to senior management personnel and to directors of the Company, subject to approval of such grants by the Compensation Committee. The Human Resources and Benefits Committee also establishes policies with respect to compensation of employees generally and any other matters that the Board of Directors may delegate to the committee. The committee was established in August 1999. Its members in 2001 were Messrs. Britt, Miron, Schell, and Claflin. The Human Resources and Benefits Committee members communicate with each other from time to time in person and by telephone and act on matters by way of a formal meeting or by unanimous written consent. The committee met three times in 2001.

   The Compensation Committee approves option grants and stock awards to the Company's senior officers and directors under the Company's 1998 Stock Option Plan, the 2000 Employee Stock Plan, and future plans and addresses other matters that the Board may delegate to it. The committee also makes other determinations regarding compensation matters that any tax, stock exchange, or federal securities law or regulation requires to be made by a committee composed entirely of independent or non-employee directors. The members in 2001, Messrs. Schell, Schleyer, and Claflin, were the independent directors. As of May 2002, the members are Messrs. Schell and Claflin. Ms. Wilderotter will become a member of the Compensation Committee on September 1, 2002 when her term as a director of the Company commences. The Compensation Committee met three times in 2001 and acted once by unanimous written consent.

   The Nominating Committee consists of Messrs. Britt, Davies, Hays, and Miron. The Nominating Committee nominates the independent directors. The committee met once in 2001. The committee will consider nominees recommended by security holders if those nominations are submitted in writing to the Company's secretary not less than 70 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting, as required by our bylaws.

   The Finance Committee was created on April 25, 2000 to review proposed financial transactions and make recommendations to the Board. The members in 2001 were the Company's Chief Financial Officer and Mr. Davies. The committee rendered informal advice to the Board, but did not formally meet in 2001. The Finance Committee was reconstituted in February 2002 to include Mr. Schell and William Futera, a representative of the Advance Newhouse stockholder group as an ex-officio member, in addition to Mr. Davies and David Rayner, the Company's Chief Financial Officer, who is also an ex-officio member. Although the Board did not delegate specific authority to the Committee, its purpose is to advise the Board and work with the Company's Chief Financial Officer on financing matters.

Compensation

   We do not compensate directors who are our employees or employees of any Class B Stockholder or their affiliates for services as directors. We provide cash compensation to the independent directors consisting of a $16,000 annual retainer payable in quarterly installments, a per meeting fee of $1,000 if attended in person, $250 for participation by phone, reimbursement of reasonable expenses for each Board of Directors' meeting they attend, and $2,500 annually for each committee of the Board of Directors that they chair. In addition, Directors receive $1,000 for participation in a committee meeting either in person or by telephone if the meeting does not coincide with a Board meeting. The independent directors also receive a quarterly grant of options to purchase 2,500 shares of Class A common stock. The options are fully vested and exercisable when granted.

Audit Committee Report

   The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements of the Company for the year ended December 31, 2001 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

   The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under auditing standards generally accepted in the United States, including the matters required to be discussed by Statement of Accounting Standards No. 61. In addition, the committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures and the letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

   The committee discussed with the Company's independent auditors the overall scope and plans for their audits. The committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The committee also met with the Company's senior financial and accounting personnel and the Company's auditors prior to the filing of the Company's 2001 Annual Report on Form 10-K to review the application and disclosure of the Company's critical accounting policies.

   The committee recently completed an annual review of its charter and made several changes. Specifically, the committee added the requirement that they review and approve the use of the Company's independent auditors for any non-audit related work. The committee also added language to reflect its practice of reviewing, prior to issuance, all public releases of material financial information including quarterly press releases. A copy of the revised Audit Committee charter is included in this proxy statement as Appendix A.

   At its February 2002 meeting, the committee reviewed its previous decision to outsource a portion of the Company's internal audit function to its independent auditors, Ernst & Young LLP, and the Company is now seeking another vendor for this function that will work with the Company's internal audit director.

   In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended 2001 for filing with the Securities and Exchange Commission. The committee and the Board have also recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for 2002.

                                          Bruce L. Claflin, Audit Committee
                                           Chair
                                          Theodore H. Schell, Audit Committee
                                           Member

                              EXECUTIVE OFFICERS

Executive Officers

   The following table sets forth information concerning the individuals who serve as our executive officers.

Name and Age           Principal Occupation and Other Information
---------------------------------------------------------------------------------------
Larissa L. Herda (43)  Chairman of the Company since June 2001. President and Chief
                       Executive Officer of the Company since June 1998.

                       Senior Vice President Sales of the Company from March 1997 to
                       June 1998.

                       Employed by MFS Telecom, Inc., a competitive local exchange carrier, from 1989 to 1997, most recently as Southeast Regional
                       Vice President and General Manager.
---------------------------------------------------------------------------------------
David J. Rayner (44)   Senior Vice President and Chief Financial Officer of the Company
                       since June 1998.

                       Vice President, Finance of the Company from February 1997 to May
                       1998.

                       Controller of the Company from May 1994 to February 1997.

                       Financial and operational management positions at Time Warner
                       Cable from 1982 to 1994.
---------------------------------------------------------------------------------------
Paul B. Jones (55)     Senior Vice President, General Counsel, and Regulatory Policy of
                       the Company since August 1998.

                       Senior Vice President, Legal and Regulatory Policy of the
                       Company from October 1993 to August 1998.

                       Senior Vice President, Corporate Development of Time Warner
                       Cable Ventures from 1992-1993.

                       Senior Vice President and General Counsel of Warner Cable from
                       1986
                       to 1992.

                       Vice President, Strategy and Development of CBS Publishing Group
                       from 1984 to 1986.

                       Assistant General Counsel for the FCC from 1977 to 1979.
---------------------------------------------------------------------------------------
John T. Blount (43)    Executive Vice President, Field Operations of the Company since
                       October 2000.

                       Senior Vice President Sales of the Company from June 1998 to
                       October 2000.

                       Regional Vice President for the Midwest and Southwest Regions of
                       the Company from January 1997 to June 1998.

                       Vice President and General Manager/Milwaukee of the Company from
                       January 1996 to January 1997.

                       General Manager/Milwaukee of the Company from February 1995 to
                       January 1996.

                       Employed by U S WEST !nterprise from 1988 to February 1995.
---------------------------------------------------------------------------------------

Name and Age              Principal Occupation and Other Information
------------------------------------------------------------------------------------------
Catherine A. Hemmer (43)  Executive Vice President, Corporate Operations of the Company
                          since April 2002.

                          Executive Vice President and Chief Operating Officer of Covad
                          Communications from October 1999 to March 2002.

                          Vice President, Network Services of Covad Communications from
                          August 1998 to October 1999.

                          Vice President and General Manager, Network Reliability and
                          Operations of U S WEST Communications from July 1996 to August
                          1998.
------------------------------------------------------------------------------------------
Michael A. Rouleau (43)   Senior Vice President, Marketing and Business Development of the
                          Company since November 1999.

                          Vice President, Marketing and Product Development of Transport
                          Service of U S WEST, Inc. from July 1997 to November 1999.

                          Executive Director, Marketing and Product Development of U S
                          WEST, Inc. from April 1995 to June 1997.
------------------------------------------------------------------------------------------
A. Graham Powers (55)     Senior Vice President, Implementation of the Company since April
                          1998.

                          Senior Vice President, Engineering and Technology of the Company
                          from June 1996 to March 1998.

                          Senior Vice President, Operations Development and Business
                          Implementation of the Company from August 1993 to May 1996.

                          President of Telecommunications Strategy, Inc., a technology consulting service, from May 1992 to July 1993.
------------------------------------------------------------------------------------------
Julie A. Rich (48)        Senior Vice President, Human Resources and Business
                          Administration of the Company since April 1999.

                          Vice President, Human Resources and Business Administration of
                          the Company from March 1998 to April 1999.

                          Owner of an independent human resources consulting practice from
                          June 1996 to February 1998.

                          Founder of XEL Communications, Inc., a telecommunications
                          manufacturer, holding positions of Director and Vice President of Human Resources from 1984 to 1996.
------------------------------------------------------------------------------------------
Mark D. Hernandez (42)    Senior Vice President and Chief Information Officer of the
                          Company since June 2001.

                          Vice President, Information Technology of the Company from
                          January 2001 to June 2001.

                          Vice President, Billing and Revenue Assurance, of the Company
                          from February 2000 to January 2001.

                          Vice President of U S WEST Long Distance from June 1996 to
                          February 2000.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Compensation

   The following table summarizes the compensation we paid during the last three years to the President and Chief Executive Officer and to each of the four other most highly compensated executive officers as of the end of 2001 and to our former Executive Vice President, Corporate Operations, based on salary and bonus.

                                                     Long-Term Compensation Awards
                                                 --------------------------------------
                                                              Time Warner
                                                            Telecom Class A
                                                             Common Stock
                           Annual Compensation   Restricted   Underlying
Name & Principal          ----------------------   Stock    Options Awarded    LTIP        All Other
Position                  Year  Salary   Bonus   Awards (1)       (2)       Payouts (3) Compensation (4)
----------------          ---- -------- -------- ---------- --------------- ----------- ----------------
Larissa L. Herda,         2001 $400,007 $379,997 $1,619,200      440,000      $    --        $8,500
Chairman, President, and  2000  312,025  327,613         --       70,000           --         8,500
Chief Executive Officer   1999  312,025  234,009         --    1,000,000           --         8,000

Paul B. Jones,            2001  268,502  127,536    294,400       90,000           --         8,500
Senior Vice President,    2000  259,242  179,849         --       25,000           --         8,500
General Counsel &         1999  259,242  184,710         --      100,000       96,900         8,000
Regulatory Policy (5)

David J. Rayner,          2001  220,000  156,750    441,600      120,000           --         8,500
Senior Vice President
and                       2000  209,615  220,371         --       40,000           --         8,500
Chief Financial Officer
(5)                       1999  182,970  132,653         --      300,000           --         8,000

John T. Blount,           2001  220,000  156,750    441,600      120,000           --         8,500
Executive Vice
President,                2000  197,442  166,607         --       40,000           --         8,500
Field Operations (6)      1999  180,730  128,770         --      300,000           --         8,000

A. Graham Powers,         2001  192,400   91,390    220,800       75,000           --         8,500
Senior Vice President,    2000  185,000  126,031         --       25,000           --         8,500
Implementation            1999  182,500  132,311         --      100,000       43,605         8,000

Patricia E. Gorman,       2001  220,000  140,250    220,800       75,000           --         8,500
Former Executive          2000   62,023   81,694         --           --           --         2,539
Vice President,
Corporate Operations (7)

--------
(1) The valuation of restricted stock awards is based on the $14.72 closing price of the Company's Class A common stock as of the November 16, 2001 grant date. As of December 31, 2001, Ms. Herda held 110,000 restricted shares valued at $1,945,900 (based on the December 31, 2001 closing price of $17.69); Mr. Jones held 20,000 restricted shares valued at $353,800; Messrs. Rayner and Blount each held 30,000 restricted shares valued at $530,700; and Mr. Powers and Ms. Gorman each held 15,000 restricted shares valued at $265,350. The restricted shares vest as follows: 50% in November 2003, 25% in November 2004, and 25% in November 2005, except that under the terms of an agreement with Ms. Gorman, her restricted shares will vest only until November 2003 to the extent of 7,500 shares, provided that she complies with the terms of the agreement.
(2) Options awarded under the Company's 1998 and 2000 Option Plans.
(3) These payouts were made in 1999 to participants in the Time Warner Cable Long-Term Cash-Flow Incentive Plan for the 1995-1998 four-year cycle.
(4) Includes contributions made by the Company to the Company's defined contribution 401(k) plan on behalf of the named executive officers.
(5) The Company does not currently have its own pension plan. However, Messrs. Jones and Rayner will, upon retirement, be entitled to receive benefits under the Time Warner Cable Pension Plan based on service to the Company or Time Warner Cable on or prior to December 31, 1998.

(6) As a result of his previous employment with U S WEST, Inc., the predecessor of MediaOne Group, Inc., Mr. Blount and certain other former employees of U S WEST, Inc. participated in a pension plan under the administration of MediaOne Group, Inc. Mr. Blount's and other Company employees' participation in that plan was terminated in 2000 following the merger of AT&T Corp. and MediaOne Group, Inc. Mr. Blount's benefits under that plan upon his retirement are based on service to U S WEST, Inc. or the Company.
(7) Ms. Gorman left the Company effective March 18, 2002.

Employment Agreements

   We have entered into employment agreements with the current executive officers shown in the compensation table with terms beginning January 1, 2000:

  .  Ms. Herda's contract has a five-year term;

  .  Messrs. Blount and Rayner's contracts have four-year terms; and

  .  Messrs. Jones and Powers' contracts have three-year terms.

   The minimum annual salaries for Ms. Herda and Messrs. Jones, Rayner, Blount, and Powers for the year 2001 under these agreements are their actual salaries for 2001 as set forth in the compensation table.

   The agreements include a narrow definition of the term "cause." If the contract is terminated for cause, the executive will only receive earned and unpaid base salary accrued through such date of termination. These agreements provide that if the Company materially breaches or terminates the executive's employment during the term without cause, the executive may elect either:

  . to receive a lump-sum payment of the present value of the base salary and annual bonus otherwise payable during the remaining term of employment, but not less than the sum of the salary and bonus prorated for an 18-month period; or

  . to remain an employee of the Company for up to 18 months and, without performing any services, receive the base salary and annual bonus otherwise payable.

   The executives have the same two options if a change of control occurs and that change results in:

  . a change of more than 50 miles in the location of the executive's office or the Company's principal executive offices;

  .  a material reduction in the executive's responsibilities; or

  .  the Company's material breach of the agreement.

   The agreements define change of control to mean that:

  . the Class B Stockholders cease to have the ability as a group to elect a majority of the Company's Board of Directors;

  . another person or group has become the beneficial owner of more than 35% of the total voting power of the Company's voting interests; or

  . the percentage voting interest of that person or group is greater than that held by the Class B Stockholders.

   Executives are not generally required to mitigate damages after such a termination, except as necessary to prevent the Company from losing any tax deductions that it otherwise would have been entitled to for any payments deemed to be "contingent on a change" under the Internal Revenue Code.

   If an executive becomes disabled during the term of his or her employment agreement, the executive typically will receive 75% of the executive's then current salary and his or her applicable target annual bonus amount prorated for an 18-month period. These payments will be reduced by amounts received from worker's compensation, social security, and disability insurance policies maintained by the Company.

   If an executive dies during the term of an employment agreement, generally the executive's beneficiaries will receive the executive's earned and unpaid salary up to thirty days after the date of death and a pro rata portion of the executive's bonus for the year of death.

Stock Options Awarded by the Company During 2001

   The following table lists our grants during 2001 of stock options to the officers named in the Summary of Compensation table. All of the options were nonqualified under the Internal Revenue Code and the Company did not award any stock appreciation rights. The amounts shown as potential realizable values rely on arbitrarily assumed increases in value required by the Securities and Exchange Commission. In assessing those amounts, please note that the ultimate value of the options depends on actual future share prices. Market conditions and the efforts of the directors, the officers, and others to foster the future success of the Company can influence those future share values.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                               Individual Grants

                                                                        Potential Realizable
                                      % of Total                          Value at Assumed
                           Number of    Options                        Annual Rates of Stock
                          Securities  Granted to  Exercise             Price Appreciation for
                          Underlying   Employees   of Base                 Option Term(1)
                            Options     in 2001     Price   Expiration ----------------------
          Name            Granted (#) Fiscal Year ($/share)    Date        5%         10%
          ----            ----------- ----------- --------- ----------     --     -----------
Larissa L. Herda........    440,000      7.78%     $14.72   11/15/2011 $4,071,815 $10,317,965
Paul B. Jones...........     90,000      1.59%      14.72   11/15/2011    832,871   2,110,493
David J. Rayner.........    120,000      2.12%      14.72   11/15/2011  1,110,495   2,813,990
John T. Blount..........    120,000      2.12%      14.72   11/15/2011  1,110,495   2,813,990
A. Graham Powers........     75,000      1.33%      14.72   11/15/2011    694,059   1,758,744
Patricia E. Gorman (2)..     75,000      1.33%      14.72   11/15/2011    694,059   1,758,744

--------
Total shares granted to all employees in 2001: 5,670,525

(1) The options shown in the above table were awarded to the named executive officers under the Company's 2000 Employee Stock Plan and the terms are governed by that plan and the recipient's option agreement. The exercise price is the fair market value of the Class A common stock on the date of grant. The options become exercisable over a four-year vesting period and expire ten years from the date of grant, except as noted in Note (2) with regard to Ms. Gorman's options. As required by Securities and Exchange Commission rules, the dollar amounts in the last two columns represent the hypothetical gain or "option spread" that would exist for the options based on assumed 5% and 10% annual compounded rates of Class A common stock appreciation over the full ten-year option term (resulting in 63% and 159% appreciation, respectively). These assumed rates of appreciation applied to the exercise price would result in a Class A common stock value on November 15, 2011 of $23.98 and $38.18, respectively. These prescribed rates are not intended to forecast possible future appreciation, if any, of the Class A common stock.
(2) The data presented for Ms. Gorman, former Executive Vice President, Corporate Operations, is as of December 31, 2001. Subsequent to that time, the Company and Ms. Gorman entered into an agreement pursuant to which all options granted to Ms. Gorman cease to vest on July 1, 2003 and any unexercised options expire October 1, 2003.

Option Exercises and Values in 2001

   Three of the named executive officers listed under the heading "Option Grants in the Last Fiscal Year" exercised options in 2001. The table below shows the number and value of exercisable and non-exercisable options held by the named executive officers as of December 31, 2001.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values

                                               Number of Securities
                                              Underlying Unexercised     Value of Unexercised
                          Shares    Value     Options at Fiscal Year-   In-the-Money Options at
                         Acquired  Realized             End                 Fiscal Year-End
                            on        on     ------------------------- -------------------------
Name                     Exercise  Exercise  Exercisable Unexercisable Exercisable Unexercisable
----                     -------- ---------- ----------- ------------- ----------- -------------
Larissa L. Herda........  65,000  $3,293,865   430,625     1,289,375    $928,181    $1,573,519
Paul B. Jones...........      --          --   176,500       204,500     826,473       385,368
David J. Rayner.........  20,000   1,190,000   119,375       390,625     195,594       445,306
John T. Blount..........  16,000     954,938   136,500       387,500     293,035       427,525
A. Graham Powers........      --          --   118,750       181,250     497,875       293,875
Patricia E. Gorman......      --          --    62,500       212,500          --       222,750

   The in-the-money value of unexercised options is equal to the excess of the per share market price of the Company's Class A common stock at December 31, 2001 ($17.69) over the per share exercise price, multiplied by the number of unexercised options. As of the date of this Proxy Statement, none of the options shown above are in-the-money.

    Aggregated Options to Purchase Common Stock of AOL Time Warner Inc. and
                         Fiscal Year-End Option Values

   Three of the named executive officers hold options to purchase AOL Time Warner Inc. common stock. The following table lists each of such officer's information with respect to the status of their AOL Time Warner Inc. options on December 31, 2001, including the total number of shares of AOL Time Warner Inc. common stock underlying exercisable and nonexercisable stock options held on December 31, 2001, and the aggregate dollar value of in-the-money exercisable and nonexercisable stock options on December 31, 2001. None of the named executive officers has been awarded stock appreciation rights alone or in tandem with options. In addition, none of the named executive officers exercised options to purchase common stock of AOL Time Warner Inc. during 2001.

                                 Number of Shares           Dollar Value of
                              Underlying Unexercised   Unexercised In-the-Money
                                    Options on          Options on December 31,
                                 December 31, 2001               2001*
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Larissa L. Herda............   26,400          --       $355,812        $--
David J. Rayner.............    8,598          --         78,962         --
A. Graham Powers............   51,900          --        827,422         --

--------
* Based on a closing price of $32.10 per share of AOL Time Warner Inc. common stock on December 31, 2001.

Human Resources and Benefits and Compensation Committees' Report on Executive Compensation

   This report of the Human Resources and Benefits Committee and the Compensation Committee of the Board of Directors covers the following topics:

  .  Roles of the Human Resources and Benefits and Compensation Committees;

  .  Executive Compensation Philosophy;

  .  Components of the Compensation Program;

  .  Compensation of the Chief Executive Officer; and

  .  Section 162(m) considerations.

   Roles of the Committees. The Human Resources and Benefits Committee is currently made up of four members of the Board of Directors who are not current or former employees of the Company, including two members of the Board of Directors designated by the Class B Stockholders. During 2001, its members were Messrs. Britt, Miron, Claflin, and Schell. This committee sets the overall compensation principles of the Company and reviews the entire compensation program. The committee also reviews and establishes the individual compensation levels for the members of the senior management team, including the Chief Executive Officer. The Compensation Committee is currently made up of the two independent directors, Mr. Schell and Mr. Claflin. During 2001, its members were the three independent directors, Mr. Schell, Mr. Schleyer, and Mr. Claflin. Mr. Schleyer resigned from the Board effective November 30, 2001. As of September 1, 2002, Ms. Wilderotter will become a member of the Compensation Committee. This committee approves all option grants to senior officers and directors and makes any determinations relating to compensation that any tax, securities, or stock exchange rule or law requires be made by a committee composed entirely of independent or non-employee directors. The committees consider the advice of independent outside consultants who provide the committees with market data in determining whether the amounts and types of compensation the Company pays its officers are appropriate.

   Compensation Philosophy. The goal of the Company's compensation program is to attract, motivate, and retain the highly talented individuals necessary to achieve the Company's business strategy. The program is intended to reward those executives for building long-term stockholder value. The following principles have guided the decisions of the committees:

  . The Company should provide competitive annual cash compensation and above-market short- and long-term incentives to attract, retain, and motivate high caliber executives. The committees' intent is that total direct compensation (base salary plus bonus plus the value of stock options and restricted stock) be above the median for the Company's peer group, since the Company's performance has also been well above the median based on comparisons with its peer group of EBITDA (earnings before interest, taxes, depreciation, and amortization) margin and revenue growth for the period 1998-2000 and stockholder return, for the previous one-year period from the date of our review.

  . The interests of executives should be aligned with those of the stockholders through a strong emphasis on equity-based compensation.

  . Executives should have strong incentives to focus on and achieve the Company's objectives, the principal ones being to increase revenue and EBITDA and to build long-term stockholder value.

   The committees believe that the total compensation opportunity available to senior executives should consist of base salary, short-term incentives, and long-term incentives in the form of stock compensation, each of which we review for market competitiveness. Our assessment of competitiveness is based primarily on benchmarking the total compensation opportunities of our executives against a peer group of companies in the competitive telecommunications industry. In addition to benchmarking market data, we believe total pay opportunities should also reflect each position's internal value to the Company, taking into account functional responsibilities, complexity, and the organizational impact of the position and individual performance. We target base salary to the median of the market for most positions. We reviewed the 2001 base salaries of our senior executives against market data and we determined that increases were required to keep base salaries of certain officers at our target levels and to reflect performance and address retention concerns in light of the reduction in the Company's share price.

   We designed the annual incentive plan component of incentive compensation to align officer pay (i) with the annual performance of the Company and (ii) with the individual's performance of his or her job. A portion of the annual bonus was based on corporate revenue, EBITDA, and capital objectives that the Board of Directors set for the Company. The balance of the bonus opportunity was tied to individual performance as determined by the committees after the close of the fiscal year. That evaluation was based on individual goals established for each officer at the beginning of the year, which support the overall Company objectives. The relative contributions to total bonus opportunity of Company and individual performance varies by position.

   In November 2001, most of the Company's employees, other than senior executives, received supplemental option grants at an exercise price of $14.72. The size of each employee's grant was related to the exercise price of that employee's previously granted options so that employees with the highest exercise prices received proportionally more options than those with the lowest exercise prices. Based on our review of compensation survey data, individual and Company performance, and our goal of providing above-average long-term incentive compensation to senior executives, the Compensation Committee approved option grants to the senior executives under the Company's 2000 Employee Stock Plan in November 2001, also at an exercise price of $14.72. In addition, the committees elected to award restricted stock to the senior executives due to the stronger retention value provided by that form of incentive compensation.

   Compensation of the Chief Executive Officer. In fiscal 2001, we determined the compensation of the Chief Executive Officer in the same manner as the other senior officers, primarily by reviewing that compensation against survey information. After reviewing an analysis provided by our outside compensation consultant, we determined that the Company's strong performance over the past three years warranted CEO compensation targeted at the 75th percentile of the Company's peer group. We increased Ms. Herda's base salary to $500,000 for 2002 as an initial step to bring her compensation up to the 75th percentile of the peer group. Ms. Herda's 2001 bonus of 95% of her annual salary (against a target of 100%) was based on overall Company performance during the 2001 fiscal year and performance against certain revenue, EBITDA, and capital objectives that the Board of Directors established for the Company. The committee also took into account the 2001 economic environment and the Company's favorable performance against its peers.

   Section 162(m) Considerations. Section 162(m) of the Internal Revenue Code limits the Company's income tax deduction for certain executive officers' compensation unless the requirements of the section are met. The Company expects that the compensation paid to the executives named in the compensation table will qualify for tax deductibility in 2001. However, certain compensation such as restricted stock that may be subject to the $1,000,000 annual limit under Section 162(m), may change this result in the future. In general, the committees intend to structure the Company's executive compensation programs so that compensation is deductible and intend to make such changes to the Company's bonus plans as may be necessary in the future to preserve deductibility. However, the Company may pay compensation that is not fully deductible if the committees believe it is in the Company's best interest to do so.

                                          2001 Human Resources and Benefits
                                           Committee:

                                          Glenn A. Britt (Chairperson)
                                          Bruce L. Claflin
                                          Robert J. Miron
                                          Theodore M. Schell

                                          2001 Compensation Committee:

                                          Theodore M. Schell (Chairperson)
                                          Bruce L. Claflin

Performance Graph

   The following graph compares total stockholder return on our Class A common stock since May 12, 1999, the date of our initial public offering, to the Nasdaq Composite Index (U.S. and foreign companies) and the Nasdaq Telecommunications Index. The graph assumes that $100 was invested in our stock at the initial offering price of $14 and that the same amount was invested in the Nasdaq Composite Index and the Nasdaq Telecommunications Index. The closing price for our stock on May 12, 1999 was $20.75. Our closing stock price on December 31, 2001, the last trading day of our 2001 fiscal year, was $17.69.

Comparison of Cumulative Total Return on Investment


[CHART APPEARS HERE]

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Based on a review of reports filed by our directors, executive officers, and beneficial holders of 10% or more of our shares, and upon representations from those persons, all Securities and Exchange Commission stock ownership reports required to be filed by those reporting persons during 2001 were made timely except that Ms. Patricia Gorman, former Executive Vice President, Corporate Operations, inadvertently filed her Form 4 reporting the sale of 130 shares of common stock for August 2001 late.

                      TIME WARNER TELECOM SHARE OWNERSHIP

   The following table lists the ownership of our shares by our directors, our nominee for a directorship, the executive officers named in the compensation table, all directors and executive officers as a group, and persons known to us as beneficial owners of more than 5% of our Class A or Class B common stock as of April 15, 2002, except as noted in the footnotes to the table. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. Information in the table is as of the latest reports by those entities that we received. Ownership includes direct and indirect (beneficial) ownership, as defined by Securities and Exchange Commission rules. This table assumes a base of 48,824,191 shares of Class A common stock and 65,936,658 shares of Class B common stock outstanding as of April 15, 2002, before any consideration is given to other outstanding options, warrants, or convertible securities. Each executive officer's address is c/o the Company, 10475 Park Meadows Drive, Littleton, Colorado 80124.

                          Class A Common Stock Class B Common Stock
                                 (1)(2)              (1)(2)(3)            Total Common Stock
                          -------------------- --------------------- ----------------------------
                                                                                            % of
                           No. of   Percent of   No. of   Percent of   No. of   Percent of Voting
Name of Beneficial Owner   Shares     Class      Shares     Class      Shares     Equity   Power
------------------------  --------- ---------- ---------- ---------- ---------- ---------- ------
Five Percent
 Stockholders:
AOL Time Warner Inc.
 (4)....................         --      --    50,363,739    76.4%   50,363,739    43.9%    71.1%
Newhouse Telecom
 Holdings Corp. (5).....         --      --     9,536,856    14.5%    9,536,856     8.3%    13.5%
Advance Telecom Holdings
 Corp. (5)..............         --      --     6,036,063     9.1%    6,036,063     5.3%     8.5%
INVESCO Funds Group,
 Inc. (6)...............  7,595,480    15.6%           --      --     7,595,480     6.6%     1.1%
Putnam Investments, LLC
 (7)....................  7,580,887    15.5%           --      --     7,580,887     6.6%     1.1%
AT&T Corp. (8)..........  6,289,842    12.9%           --      --     6,289,842     5.5%     0.9%
Massachusetts Financial
 Services Company (9)...  3,866,814     7.9%           --      --     3,866,814     3.4%     0.5%
FMR Corp. (10)..........  3,325,500     6.8%           --      --     3,325,500     2.9%     0.5%
Chilton Investment
 Company (11)...........  3,073,633     6.3%           --      --     3,073,633     2.7%     0.4%
Directors, Nominees, and
 Executive Officers:
Larissa L. Herda........    588,713     1.2%           --      --       588,713       *        *
Glenn A. Britt..........         --       *            --      --            --       *        *
Bruce L. Claflin........      9,499       *            --      --         9,499       *        *
Richard J. Davies.......         --       *            --      --            --       *        *
Spencer B. Hays.........      2,000       *            --      --         2,000       *        *
Robert J. Miron.........      7,500       *            --      --         7,500       *        *
David J. Rayner.........    162,187       *            --      --       162,187       *        *
Paul B. Jones...........    218,042       *            --      --       218,042       *        *
John T. Blount..........    177,750       *            --      --       177,750       *        *
A. Graham Powers........    144,880       *            --      --       144,880       *        *
Patricia E. Gorman......     90,236       *            --      --        90,236       *        *
Theodore H. Schell......      6,292       *            --      --         6,292       *        *
Lisa A. Hook............      1,799       *            --      --         1,799       *        *
Mary Agnes Wilderotter..         --       *            --      --            --       *        *
All directors and
 executive officers as a
 group (18 persons).....  1,689,897     3.4%           --      --     1,689,897     1.5%       *

-------
 * Represents less than one percent.

(1) The Company has two classes of outstanding common stock, Class A common stock and Class B common stock. Beneficial ownership of common stock has been determined in accordance with the rules of the Securities and Exchange Commission, which is based upon having or sharing the power to vote or dispose of shares and includes: (i) shares of Class A common stock issuable upon exercise of options exercisable within 60 days of April 15, 2002, as follows: Ms. Herda--462,812 shares; Mr. Rayner--132,187 shares; Mr. Jones--190,000 shares; Mr. Blount--147,250 shares; Mr. Powers--128,125 shares; Ms. Gorman--75,000 shares; and all directors and executive officers as a group--1,369,585 shares, and (ii) shares of restricted stock as follows: Ms. Herda--110,000 shares; Mr. Rayner--30,000 shares; Mr. Jones--20,000 shares; Mr. Blount--30,000 shares; Mr. Powers

   --15,000 shares; Ms. Gorman--15,000 shares; and all directors and executive officers as a group--290,000 shares.
(2) Excludes an equal amount of Class A common stock into which Class B common stock are convertible. The Class B common stock held by AOL Time Warner Inc. subsidiaries (see note (4)), Newhouse Telecom Holdings Corporation, and Advance Telecom Holdings Corporation, represented on a converted basis 43.9%, 8.3%, and 5.3%, respectively, of the Class A common stock.
(3) Solely as a result of the agreement of the Class B Stockholders to vote in favor of the others' director nominees under the Stockholders' Agreement, the Class B Stockholders may be deemed to share beneficial ownership of the shares beneficially owned by each of them. See "Certain Relationships and Related Transactions--Stockholders' Agreement."
(4) Owned by Time Warner Companies, Inc., American Television and Communications Corporation, Warner Communications Inc., TW/TAE, Inc., FibrCOM Holdings, L.P., and Paragon Communications, each a direct or indirect wholly owned subsidiary of AOL Time Warner Inc. The business address of AOL Time Warner Inc. is 75 Rockefeller Plaza, New York, New York 10019.
(5) The business address of Advance Telecom Holdings Corporation and Newhouse Telecom Holdings Corporation is 6005 Fair Lakes Road, East Syracuse, New York 13057.
(6) Based on a Schedule 13G dated January 31, 2002. The business address of INVESCO Funds Group, Inc. is 7800 E. Union Avenue, Denver, Colorado 80237.
(7) Based on a Schedule 13G dated February 5, 2002. This interest is held by Putnam Investments, LLC and related affiliates. The business address for Putnam Investments, LLC is One Post Office Square, Boston, Massachusetts 02109.
(8) Owned by AT&T Corp. and related affiliates. Based on information provided to the Company by AT&T Corp. as of February 28, 2002. The business address of AT&T Corp. is 32 Avenue of Americas, New York, New York 10013.
(9) Based on a Schedule 13G dated February 11, 2002. The business address of Massachusetts Financial Service Company is 500 Boylston Street, Boston, Massachusetts 02116.
(10) Based on a Schedule 13G dated February 14, 2002. The business address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.
(11) Based on a Schedule 13G dated February 14, 2002. The business address of Chilton Investment Company is 1266 East Main Street, 7th Floor, Stamford, CT 06902.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   In 2001, the members of our Compensation Committee were independent directors Theodore Schell, William Schleyer, and Bruce Claflin. The Company's Human Resources and Benefits Committee makes recommendations with respect to matters involving executive compensation. Its members in 2001 were Messrs. Britt, Claflin, Miron, and Schell. Mr. Britt is an officer of an affiliate of AOL Time Warner Inc., and is a member of the Human Resources and Benefits Committee. Certain relationships and transactions between the Company and AOL Time Warner Inc. are described below under "Certain Relationships and Related Transactions."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders' Agreement

   The Company's Class B Stockholders entered into a Stockholders' Agreement when the Company was reconstituted as a corporation from a limited liability company in May 1999. The Stockholders' Agreement was amended on July 19, 2000. AT&T Corp., a former Class B Stockholder, converted its Class B shares into Class A shares during 2001 and as a result is no longer bound by the voting agreements and transfer restrictions described below. Subsidiaries of AOL Time Warner Inc. and the Advance/Newhouse stockholder group presently hold all of the Company's Class B common stock. There is no assurance that the Class B Stockholders will not further change the Stockholders' Agreement or terminate it, or cause the Company to waive any provision of such agreement.

   Under the Stockholders' Agreement, the AOL Time Warner stockholder group has the right to designate four nominees for the Board of Directors at each annual meeting of stockholders at which directors are elected. The Advance/Newhouse stockholder group has the right to designate one nominee. The Class B Stockholders' ability to designate any nominees depends on the identity of the particular stockholder and the percentage of shares of common stock owned by it. Currently, each Class B Stockholder must own at least 6.69% of the Company's common stock to appoint one director. AOL Time Warner Inc. is entitled to nominate four directors so long as it owns at least 13.37% of the common stock. If AOL Time Warner Inc. owns less than 13.37% of the common stock, the number of directors it may nominate decreases proportionally with its ownership of the common stock until it owns less than 6.69%. The Advance/Newhouse stockholder group is entitled to nominate one director as long as it owns at least 6.69% of the common stock. None of the Class B Stockholders have the right to designate nominees if they own less than 6.69% of the common stock. These percentages will continue to adjust from time to time if the Company issues additional shares of common stock or takes action such as stock splits or recapitalizations so as to maintain the same relative rights.

   Messrs. Britt, Davies, and Hays and Ms. Hook are the current directors nominated by AOL Time Warner Inc. Each of these is an officer of AOL Time Warner Inc. or one of its affiliates. There was no indebtedness or any transactions between the Company and AOL Time Warner Inc. or its affiliates that exceeded 5% of the Company's or AOL Time Warner Inc.'s consolidated gross revenues for 2001. Further detail on transactions with affiliates of AOL Time Warner Inc. is provided below under "Certain Operating Agreements." Mr. Miron is the director nominated by the Advance/Newhouse stockholder group and is an executive officer of Advance/Newhouse Communications. There was no indebtedness or any transactions between the Company and Advance/Newhouse or its affiliates that exceeded 5% of the Company's or Advance/Newhouse's consolidated gross revenues for 2001, and the Company does not expect there to be any such indebtedness or transactions in 2002.

   The Stockholders' Agreement requires the Class B Stockholders to vote their shares in favor of:

  . the nominees selected by the holders of Class B common stock as previously described;

  .  the Chief Executive Officer of the Company; and

  . three nominees who are not affiliated with the Company or any holder of Class B common stock and are selected by the Nominating Committee.

   The Stockholders' Agreement prohibits the Class B Stockholders from any transfer of Class B common stock, unless expressly permitted by the agreement. In addition, the Stockholders' Agreement prohibits any of the Class B Stockholders from entering into voting agreements relating to the Class B common stock with any third party.

   If a Class B Stockholder wants to sell all of its Class B common stock pursuant to a bona fide offer from an unaffiliated third party, that stockholder must give notice (the "Refusal Notice") to all Class B Stockholders. The Refusal Notice must contain the identity of the offeror and an offer to sell the stock to the other Class B Stockholders upon the same terms and subject to the same conditions as the offer from the third party. The non-selling holders of Class B common stock will have the right to purchase pro rata all, but not less than all, of the Class B common stock. If the non-selling holders fail to exercise their right to purchase all of the shares, the selling Class B Stockholder is free, for a period of 90 days, to sell the shares of Class B common stock (as shares of Class B common stock) to the third party offeror on terms and conditions no less favorable to the selling Class B Stockholder than those contained in the Refusal Notice. A Class B Stockholder may transfer all of its right to nominate Class B nominees for election to the Board of Directors if it sells all of its shares of Class B common stock. If AOL Time Warner Inc. wants to sell all of its Class B common stock and its Class A common stock that represent more than one-third of the outstanding shares of common stock, the other holders of Class B common stock will have certain "tag-along" rights. These rights provide them the right to sell their shares of Class A common stock and Class B common stock on a pro rata basis along with, and on the same terms and conditions as, AOL Time Warner Inc. In that sale, AOL Time Warner Inc. (and any other stockholder transferring all of its shares of Class B common stock) will have the right to transfer its right to nominate Class B nominees for election to the Board of Directors.

   Except for transfers to affiliates and the other transfers described above, all shares of Class B common stock must be converted to Class A common stock immediately prior to any direct transfer or certain indirect transfers of Class B common stock. In addition, except for transfers described in the paragraph above, a stockholder will not have the right to transfer its right to nominate Class B nominees. A Class B Stockholder that is acquired by a third party or spins off to its stockholders a company holding its shares of Class B common stock (as well as other assets), is required to convert its shares into Class A common stock and its right to nominate Class B nominees to the Board of Directors will not terminate.

   The Class B Stockholders have demand registration rights for shares of Class A common stock (including shares of Class A common stock resulting from the conversion of shares of Class B common stock) if they wish to register Class A common stock constituting at least 1% of the total outstanding Class A common stock. Once the Company has registered shares of Class A common stock as a result of a demand registration, it is not required to register shares again, pursuant to a Class B Stockholder demand, until 180 days after the first registration statement is effective. In addition, each Class B Stockholder may require the Company to include its shares in certain other registered offerings under the Securities Act of 1933, subject to certain conditions. Each Class B Stockholder must pay all underwriting discounts, commissions, and transfer taxes attributable to the sale of its shares. The Company must pay all expenses related to the filing and effectiveness of a registration statement, the legal fees of one counsel representing the Class B Stockholders, and the auditors' fees and expenses. MediaOne Group, Inc. exercised its demand registration rights in 2000 prior to its acquisition by AT&T Corp. and sold 9,000,000 shares of Class A common stock in a secondary public offering.

Restated Certificate of Incorporation

   The Company's Restated Certificate of Incorporation prohibits the Company from (i) engaging in the business of providing, offering, packaging, marketing, promoting, or branding (alone or jointly with, or as an agent for other parties) any residential services, or (ii) producing or otherwise providing entertainment, information, or other content services, without the consent of all the Class B Stockholders. This prohibition expires in May 2004 or earlier if the Class B Stockholders no longer hold 50% of the total voting power for the Board of Directors. However, the Capacity License Agreement extends the prohibition to 2028.

Certain Operating Agreements

   Capacity License Agreements. We currently license our fiber capacity from Time Warner Cable in 23 of our 44 markets. Each of the our local operations where Time Warner Cable has a network is party to a Capacity License Agreement with the local cable television operation of Time Warner Cable, providing us with an exclusive right to use all of the capacity of specified fiber optic cable owned by the Time Warner Cable operation. The Capacity License Agreements expire in 2028. The licenses for networks that existed as of July 1998 have been fully paid and do not require additional license fees. However, we must pay certain maintenance fees and fees for splicing and similar services. We may request that Time Warner Cable construct and provide additional fiber optic cable capacity to meet our needs after July 1998. Time Warner Cable is not obligated to provide such fiber capacity and we are not obligated to take fiber capacity from Time Warner Cable. As we expand our operations to markets not served by Time Warner Cable, we will be required to obtain fiber capacity from other sources either by constructing or acquiring from other providers. If Time Warner Cable provides additional capacity, we must pay an allocable share of the cost of construction of the fiber upon which capacity is to be provided, plus a permitting fee. We are responsible for all taxes and franchise, pole, attachment, or similar fees arising out of our use of the capacity, and a portion of other out-of-pocket expenses incurred by Time Warner Cable for the cable used to provide the capacity. We are permitted to use the capacity for telecommunications services and any other lawful purpose, but not for the provision of residential services and content services. If we violate the limitations on business activities contained in the Restated Certificate of Incorporation or the Capacity License Agreements, Time Warner Cable may terminate the Capacity License Agreements. Accordingly, the Capacity License Agreement restrictions will apply after the restrictions in the Restated Certificate of Incorporation have terminated. Although management does not believe that the restrictions in the Capacity License Agreements will materially affect our business and operations in the immediate future, we cannot predict the effect of such restrictions in the rapidly changing telecommunications industry.

   The Capacity License Agreements do not restrict us from licensing fiber optic capacity from parties other than Time Warner Cable. Although Time Warner Cable has agreed to negotiate renewal or alternative provisions in good faith upon expiration of the Capacity License Agreements, we cannot assure that the parties will agree on the terms of any renewal or alternative provisions or that the terms of any renewal or alternative provisions will be favorable to us. If the Capacity License Agreements are not renewed in 2028, we will have no further interest in the fiber capacity covered by those Agreements and may need to build, lease, or otherwise obtain transmission capacity to replace the capacity previously licensed under the Agreements. The terms of such arrangements could have a material adverse effect on our business, financial condition, and results of operations. We have the right to terminate a Capacity License Agreement in whole or in part at any time upon 180 days' notice and payment of any outstanding fees regarding the terminated capacity. Time Warner Cable has the right to terminate a Capacity License Agreement upon 180 days' notice in the event of, among other things, certain governmental proceedings or third party challenges to Time Warner Cable's franchises or the Agreements. The Capacity License Agreements include substantial limitations on liability for service interruptions.

   Facility Lease Agreements. We lease or sublease physical space located at Time Warner Cable's facilities for various purposes under Facility Lease Agreements. If certain events relating to AOL Time Warner Inc.'s ownership of our shares or of the Time Warner Cable system occur we will be required, at our own expense, to segregate and partition our space in a reasonable, secure manner.

   The lease rates for properties Time Warner Cable owns and leases to us are based upon comparable rents in the local market, taking into account other factors such as the term of the lease, type of space, square footage, location, and leasehold improvements funded. Generally, the leases have 15-year terms, with two five-year options to renew. For properties Time Warner Cable subleases to us, we pay a pro rata portion of the rent and fees payable under the primary lease. The duration of our subleases matches the duration of Time Warner Cable's primary lease. In 2001 we paid Time Warner Cable approximately $1.7 million for rentals under the Facility Lease Agreements.

   Residential Support Agreement. We provide certain support services or service elements, on an unbundled basis, to Time Warner Cable for its residential telephony business. In addition, we provide limited back office support, including usage data. Time Warner Cable paid us approximately $750,000 for these services in 2001.

   Time Warner Inc. License Agreement. Our use of the "Time Warner" name is subject to a license agreement with Time Warner Inc., a unit of AOL Time Warner Inc. We may change our name to "TW Telecom Inc." and we will no longer have the right to use the "Time Warner" name upon expiration of the current term in July 2004 or any renewal term of such agreement. We are also required to discontinue use of the "Time Warner" name upon:

  .  AOL Time Warner Inc. owning less than 30% of our common stock;

  . AOL Time Warner Inc. having the right to nominate less than three nominees to our Board of Directors;

  . our non-compliance with the restrictions in the Restated Certificate of Incorporation regarding residential services and content services; or

  . the transfer by a Class B Stockholder of its Class B common stock together with its rights to designate nominees to the Board of Directors under the Stockholders' Agreement (however, this would not apply to a conversion of Class B common stock to Class A common stock).

   We believe that the "Time Warner" brand is valuable and its loss could have an adverse effect on our ability to conduct our business and on our financial condition and results of operations.

   Other Transactions. Affiliates of AOL Time Warner Inc. purchase dedicated transport, switched, data, and Internet services from us. Total revenue from these customers was $25.5 million in 2001. We contracted with Time Warner Cable's Construction Division to construct a distribution ring for the Company in the Dallas area for approximately $3.9 million. The pricing was based on competitive bids. In 2001, AOL Time Warner Inc. and its affiliates were one of our top 10 customers, accounting for approximately 3% of our total revenue.

   We plan to participate in a trial that Time Warner Cable is conducting in one of its cable service areas of a new voice over Internet Protocol telephony service for Time Warner Cable's residential customers. We anticipate that we will provide access to the public switched telephone network for the telephone traffic generated from the trial and possibly other support services. We cannot determine at this time whether the trial will lead to a longer term opportunity for us or whether any such opportunity would be profitable for us.

   We believe that the terms and conditions, taken as a whole, of the transactions described under the headings "Capacity License Agreements," "Facility Lease Agreements," "Residential Support Agreements," "Time Warner Inc. License Agreement," and "Other Transactions" were no less favorable to us than we could have obtained from unaffiliated parties.

   The Class B Stockholders hold all of the Company's Class B common stock and have the collective ability to control all matters requiring stockholder approval, including the election of directors. All of the Class B Stockholders are in the cable television business and may provide the same services or similar services to those we provide. There is no restriction on the Class B Stockholders' ability to compete with us and we cannot assure that the Class B Stockholders will not compete with us. Our directors who are also directors, officers, or employees of the Class B Stockholders, may encounter conflicts of interest in certain business opportunities available to, and certain transactions involving us. The Class B Stockholders have not adopted any special voting procedures to deal with conflicts of interest, and we cannot assure that any conflict will be resolved in our favor.

                    VOTING PROCEDURES / REVOKING YOUR PROXY

   You can vote your shares by mail or in person at the meeting.

   To vote by mail, complete and sign your proxy card--or your broker's voting instruction card if your shares are held by your broker--and return it in the enclosed business reply envelope.

   A quorum is present if at least a majority in total voting power of the Company's outstanding capital stock as of the record date are present in person or by proxy. Those who fail to return a proxy card or attend the meeting will not count towards determining any required majority or quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will have no effect on the election of directors. In the event that a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter (commonly called a broker non-vote), those broker non-votes will not be counted for any purpose in determining whether any matter has been approved.

   The enclosed proxies will be voted in accordance with the instructions you place on the proxy card. Unless otherwise stated, all shares represented by your returned, signed proxy will be voted as noted on the first page of this proxy statement.

   Proxies will be revoked if you:

  . Deliver a signed, written revocation letter, dated later than your proxy, to Paul B. Jones, Secretary, at 10475 Park Meadows Drive, Littleton, Colorado 80124;

  . Deliver a signed proxy, dated later than the first one, to Wells Fargo Shareowner Services. Deliver in person to 161 N. Concord Exchange, S. St. Paul, Minnesota 55075 or by mail to P.O. Box 64854, St. Paul, Minnesota 55164-0854;

  . Attend the meeting and vote in person or by proxy. Attending the meeting alone will not revoke your proxy.

Proxy Solicitation

   We will reimburse banks, brokers, custodians, nominees, and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

Submission of Stockholder Proposals

   If you wish to present a proposal for inclusion in the proxy statement and form of proxy for consideration at our 2003 annual meeting, you must submit your proposals to our corporate secretary at our principal executive office no later than January 24, 2003. Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote whose notice to the Company (containing certain information specified in the bylaws) has been received at least 10 but not more than 120 days prior to the anniversary date of the preceding year's annual meeting. If the date of an annual meeting is more than 30 days earlier or 60 days later than that anniversary date, the notice must be received no earlier than 120 days prior to the annual meeting date and not later than the later of 70 days prior to the annual meeting date or the 10th day following the date the first public announcement of the meeting date is made. These requirements are separate from and in addition to the SEC's requirements that a stockholder must meet in order to have a stockholder proposal included in the Company's proxy statement.

Other Business

   The Board of Directors knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

Annual Report to Stockholders and Form 10-K

   Our Annual Report and our Annual Report on Form 10-K to Stockholders for the fiscal year ended December 31, 2001 (which is not part of our proxy soliciting materials) is being mailed to our stockholders with this Proxy Statement. A copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available at www.twtelecom.com (Investor Relations) or will be provided without charge to stockholders who write to our Investor Relations Department at: Carole J. Curtin, Director--Investor Relations, Time Warner Telecom Inc., 10475 Park Meadows Drive, Littleton, CO 80124.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Paul B. Jones
                                          Paul B. Jones
                                          Senior Vice President--General
                                           Counsel and
                                          Regulatory Policy and Secretary



                     PLEASE VOTE. YOUR VOTE IS IMPORTANT.

Time Warner Telecom Inc.
Audit Committee Charter
Amended as of April 3, 2002

Organization

   The audit committee of the Board of Directors shall be comprised of three directors of the Board of Directors, who will be independent directors. Members of the audit committee shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. All audit committee members will be financially literate.

Statement of Policy

   The audit committee shall provide assistance to the directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of financial reports of the Company. In so doing, it is the responsibility of the audit committee to maintain free and open communication between the directors, the independent auditors, the internal auditors, and the financial management of the Company.

Responsibilities

   In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

   In carrying out these responsibilities, the audit committee will:

  . Obtain the full Board of Directors' approval of this Charter and review and reassess this Charter as conditions dictate (at least annually).

  . Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries.

  . Have a clear understanding with the independent auditors that they are ultimately accountable to the Board of Directors and the audit committee, as the shareholders' representatives, who have the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services.

  . Review and concur with management's appointment, termination, or replacement of the director of internal audit.

  . Review, approve, and oversee any engagement by the Company of the Company's independent auditor for non-audit related work.

  . Require management to promptly advise the audit committee of the filing of any material litigation and, when so advised, meet with Company counsel to assess the steps management has taken with respect to such material litigation.

  . Investigate any matter brought to its attention within the scope of its duties, with the power to retain experts for this purpose if, in its judgment, that is appropriate.

  . Meet with the independent auditors and financial management of the Company at regularly scheduled audit committee meetings, which will be held a minimum of quarterly, generally in advance of Board meetings.

   During these regularly scheduled audit committee meetings, the audit committee will review the scope of the proposed audit for the current year, including the procedures to be utilized, the adequacy of the independent auditor's compensation, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors. In addition, during the course of the year, the audit committee will:

  . Review with the independent auditors, the Company's internal auditor and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis will be given to the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee will periodically review Company policy statements to determine their adherence to an ethical code of conduct.

  . Inquire of management, the internal auditor, and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

  . Receive on a quarterly basis, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

  . Review the quarterly financial statements with financial management and the independent auditors prior to the filing of the Form 10-Q to determine that the independent auditors do not take exception to the disclosure and content of the financial statements, and discuss any other matters required to be communicated to the committee by the auditors. The audit committee will review prior to issuance all public releases of material financial information including quarterly press releases.

  . Review the management letter to shareholders and financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices, and discuss any other material matters required to be communicated to the committee by the independent auditors. Also review with financial management and the independent auditors their judgments about the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used, and particularly, the degree of aggressiveness or conservatism of the Company's accounting principles and underlying estimates, and other significant decisions made in preparing the financial statements.

  . Provide sufficient opportunity for the internal and independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of audit.

  . Review accounting and financial human resources and succession planning within the Company.

  . Report the results of the annual audit to the Board of Directors, inviting the independent auditors to attend the full board meeting if required.

  . On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board of Directors take, appropriate action to ensure the continuing independence of the auditors. The audit committee must approve in advance all non-audit work proposed to be performed for the Company by the independent auditors.

  . Review the report of the audit committee to be included in the Company's proxy statement disclosing whether or not the committee had reviewed and discussed with management and the independent auditors, as well as discussed within the committee (without management or the independent auditors present), the financial statements and the quality of accounting principles and significant judgments affecting the financial statements.

  . Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

  . Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

  . Review the Company's disclosure in the proxy statement for its annual meeting of shareholders that describes that the Committee has satisfied its responsibilities under this Charter for the prior year. In addition, include a copy of this Charter in the proxy statement at least triennially or the year after any significant amendment to the Charter.

                           Time Warner Telecom Inc.
                        Annual Meeting of Stockholders
                             Friday, June 28, 2002
                                   9:00 a.m.

                                Inverness Hotel
                           200 Inverness Drive West
                              Englewood, Colorado


TIME WARNER [LOGO] TELECOM

10475 Park Meadows Drive, Littleton, Colorado 80124                     proxy
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The Board of Directors solicits this proxy for use at the Annual Meeting on
Friday, June 28, 2002.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Paul Jones, David Rayner, and Mark Peters, and each of them, with full power of substitution, to vote all your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

                   (to be signed and dated on the other side)
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                      See reverse for voting instructions.
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                                                             COMPANY #
                                                             CONTROL #
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                               VOTING INSTRUCTIONS
                      THERE ARE TWO WAYS TO VOTE YOUR PROXY


                                  VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage paid envelope provided so that it is received by June 27, 2002.

Thank you for voting.


           The Board of Directors Recommends a Vote FOR Items 1 and 2.

    Item 1. Election of directors:                         [_] Vote FOR           [_] Vote WITHHELD
    (01)      Larissa L. Herda                                 all nominees         from all nominees
    (02)      Glenn A. Britt                                 (except as marked)
    (03)      Bruce L. Claflin
    (04)      Richard J. Davies                            (Instructions: To withhold authority to vote
    (05)      Spencer B. Hays                              for any indicated nominee, write the
    (06)      Lisa A. Hook                                 number(s) of the nominee(s) in the box
    (07)      Robert J. Miron                              provided below.)
    (08)      Theodore H. Schell
    (09)      Mary Agnes Wilderotter                       --------------------------------------------
              (term effective September 1, 2002)
                                                           --------------------------------------------

                          .    Please fold here    .

    Item 2.  Ratification  of appointment of Ernst & Young LLP      [_] For     [_] Against     [_] Abstain
    to serve as Company's Independent Auditors in 2002

    Item 3. In their discretion, to vote upon other matters properly coming before the meeting.


   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED "FOR" ITEMS 1 and 2.



   Address Change?  Mark Box  [_]                   Date ______________________
   Indicate changes below:


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                                  Signature(s) in Box
                                  Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.